Computation of Earnings Per Share on Primary and Fully Diluted Basis

                                                                Year Ended
                                                                December 31,
                                                                    1996
                                                           --------------------
Average Shares Outstanding
   Net income                                                     $  912,953.00
   Average number of common shares outstanding                     1,316,372.00
   Earnings per average shares outstanding (1)                    $         .69

Primary
   Net income                                                     $  912,953.00
   Average number of common shares outstanding                     1,316,372.00
   Add incremental shares for stock options                           12,672.00
                                                           --------------------
   Adjusted average shares                                         1,329,044.00
   Primary earnings per share (1)                                 $         .69

Fully Diluted
   Net income                                                     $  912,953.00
   Average number of common shares outstanding                     1,316,372.00
   Add incremental shares for stock options                            7,280.00
                                                           ------------------
   Adjusted average shares                                         1,323,652.00

   Fully diluted earnings per share (1)                           $         .69

(1) Due to the immaterial differences, computed before rounding, between primary and fully diluted earnings per share and earnings per average shares outstanding, earnings per average shares outstanding only is reported.